Exhibit 99.1

CONSENT OF EVERCORE GROUP L.L.C.

October 12, 2023

The Conflicts Committee of the Board of Directors

Green Plains Holdings LLC,

the general partner of Green Plains Partners LP

1811 Aksarben Drive

Omaha, Nebraska 68106

Members of the Conflicts Committee of the Board of Directors:

We hereby consent to (i) the inclusion of our opinion letter, dated September 16, 2023, to the Conflicts Committee of the Board of Directors of Green Plains Holdings LLC as Annex C to the consent solicitation statement/prospectus included in the initially filed Registration Statement on Form S-4 of Green Plains Inc., an Iowa corporation (“Green Plains”), filed on October 16, 2023 (the “Registration Statement”), relating to the proposed merger of a wholly owned indirect subsidiary of Green Plains with and into Green Plains Partners LP, a Delaware limited partnership, and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary—Opinion of Evercore – Financial Advisor to the Conflicts Committee”, “Summary—Summary of Risk Factors”, “Risk Factors”, “Special Factors—General”, “Special Factors—Background of the Merger”, “Special Factors—Opinion of Evercore – Financial Advisor to the Conflicts Committee”, “Special Factors—Approval of the Conflicts Committee and the GP Board and the Reasons for their Approvals”, “Special Factors—Unaudited Financial Projections of GPRE and GPP”, and “Part II. Information Not Required in Prospectus—Item 21. Exhibits and Financial Statement Schedules” of the consent solicitation statement/prospectus that forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), consent solicitation statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha
Name:	Robert A. Pacha
Title:	Senior Managing Director